Hahn Automotive Warehouse, Inc.

      415 West Main Street, Rochester, New York 14608-1944
            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held on March 16,  1998



To Our Shareholders:

     The Annual Meeting of Shareholders of Hahn Automotive
Warehouse, Inc. ("Company"), a New York corporation, will be held at the Hyatt Regency Hotel, 125 East Main Street, Rochester, New
York 14604 on Monday, March 16, 1998, at 10:00 a.m. (Local Time), for the following purposes:

     (1) To elect four directors of the Company, each for a term of two years;
     (2) To consider and act upon a proposal to approve an amendment to the Company's 1992 Stock Option Plan; and
     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on January 30, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof. A Proxy Statement and proxy are enclosed. It is important that all shares be represented at the Annual Meeting.

     The Board of Directors extends a cordial invitation to all shareholders to attend the Annual Meeting. If you are unable to attend the meeting in person, you should sign, date and return the enclosed proxy in the return envelope that has been provided. You may revoke your proxy and vote in person if you decide to attend the Annual Meeting.



                              By Order of the Board of Directors,


                              DANIEL J. CHESSIN,
                              Director, Executive Vice President
                              and Secretary




Rochester, New York
January 30, 1998

                 Hahn Automotive Warehouse, Inc.

                         PROXY STATEMENT
                               for
                 ANNUAL MEETING OF SHAREHOLDERS
                         MARCH 16, 1998

     This Proxy Statement and the accompanying proxy are furnished to the shareholders of Hahn Automotive Warehouse, Inc. ("Company"), a New York corporation, in connection with the solicitation by and on behalf of the Board of Directors of the Company, to be used at the Annual Meeting of Shareholders of the Company ("Annual Meeting"), which will be held on Monday, March 16, 1998, at 10:00 A.M. (Local Time) at the Hyatt Regency Hotel, 125 East Main Street, Rochester, New York 14604, to act upon (1) the election of four directors, (2) the proposal to approve an amendment to the Company's 1992 Stock Option Plan and (3) such other business as may properly come before the Annual Meeting. This Proxy Statement and the proxy are being first mailed to shareholders on or about January 30, 1998.

     If the enclosed proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted in accordance with the directions contained therein. If the proxy is signed and returned without choices having been specified, the shares represented thereby will be voted FOR the election of the four director nominees and FOR the proposal to amend the 1992 Stock Option Plan. The proxy may be revoked by the person giving it at any time prior to its use by filing with the Company's Secretary a written revocation, a duly signed later dated proxy or by requesting return of the proxy at the Annual Meeting and voting in person.

     The Board of Directors has fixed the close of business on January 30, 1998 as the record date for determining the holders of the Company's Common Stock, par value $.01 per share, ("Common Stock") entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof. At the close of business on January 30, 1998, the Company had outstanding 4,745,014 shares of Common Stock, each of which is entitled to one vote. The Common Stock is the Company's only class of voting securities outstanding. A majority of the outstanding shares of Common Stock (2,372,508 shares) present in person or by proxy will constitute a quorum, which is required to transact business at the Annual Meeting.

     Four directors are to be elected at the Annual Meeting. Directors are elected by a plurality of the shares present at the meeting, in person or by proxy, at which a quorum of shares is represented. This means that those nominees receiving the largest number of votes cast are elected, up to the maximum number of directors to be elected at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the proposal to amend the 1992 Stock Option Plan.

     Boxes and a procedure of circling the name of a nominee have been provided on the enclosed Proxy card to withhold authority to vote for one or more of the director nominees. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such persons. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum, but have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes.

                      ELECTION OF DIRECTORS
                            (Proposal 1)

     The Board of Directors of the Company consists of two classes comprised of four members each. All members of one class are elected at each annual shareholders meeting to hold office for a full term of two years.

     The Board of Directors has nominated Michael Futerman, Eli
N. Futerman, William A. Buckingham, and Robert I. Israel for election to the Board at the forthcoming Annual Meeting. If elected, each such nominee will hold office until the annual shareholders meeting to be held in 2000 and until a successor is duly elected and qualified.

     The Board of Directors recommends the election of all four nominees and it is intended that the named proxies (unless otherwise directed) will vote the enclosed proxy FOR the election of these nominees. Although the Board of Directors believes that all of the nominees will be available to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Company. The proxies, however, cannot vote for more than four nominees.

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR ELECTION

     The name, principal occupation, business experience and age of each director and nominee for director and his term of office and period of previous service as a director of the Company are set forth below. No person set forth below was selected as a director or nominee pursuant to any arrangement or understanding with any other person.

Term Expires in 1998; Nominated for Election for Term Expiring in
2000.

     Michael Futerman founded the Company in 1958. He has been Chief Executive Officer of the Company since May 1992. Mr. Futerman served as President of the Company from the time it was incorporated through May 1992 and has been a Director of the Company since it was incorporated in 1958. Mr. Futerman has over 40 years experience in the automotive aftermarket. Mr. Futerman is 70 years of age.

     Eli N. Futerman has been President of the Company since May 1992. Prior to that time, he held various offices with the Company, including Vice President and Secretary, since beginning employment with the Company in June 1980. Mr. Futerman has been a director of the Company since September 1979. Mr. Futerman is a member of the Board of Directors of Auto Value Associates, Inc., the programmed distribution group of which the Company is a member. Mr. Futerman is 39 years of age.

     William A. Buckingham has been a Director of the Company since November 1997 and is currently a consultant in the private sector. From 1990 to 1997 he held several positions in the banking industry which included Executive Vice President of First Empire State Corporation and M&T Bank where he was responsible for that Company's Retail Banking Division. From 1973 to 1990, Mr. Buckingham held several positions with the Manufacturers Hanover Trust Company where he was Executive Vice President with responsibility for branch operations and consumer and small business lending, and President and Chief Executive Officer of Manufacturers Hanover, N.A. Mr. Buckingham currently serves as Chairman of the Board of Trustees at the Rochester Institute of Technology and as a Director of its for-profit RIT Research Corporation subsidiary. Mr. Buckingham also serves as Vice Chairman of the Directors Advisory Council of M&T Bank, a trustee of St. Bernard's Institute and the Genesee Country Museum. He serves as a Director of The Genesee Corporation. Mr. Buckingham is 55 years of age.

     Robert I. Israel has been a Director of the Company since May 1992. Mr. Israel has been a Managing Director of Schroder, Incorporated, (or its predecessor-in-interest), an investment banking firm, since May 1991, with responsibility for that firm's Energy Group. Prior to joining Schroder, Incorporated, Mr. Israel was a Senior Vice President at Dillon, Read & Co. Inc., which he joined in April 1984, where he was primarily responsible for new business development in corporate finance. From October 1987 until July 1991, Mr. Israel served as a Director of Hi-Lo Automotive, Inc. (an automotive parts retailer). Mr. Israel is currently a Director of Suelopetrol C.A. and Randgold Resources. Mr. Israel is 48 years of age.

Term Expires in 1999

     Daniel J. Chessin has been Executive Vice President of the Company since March 1995, and Secretary and a Director of the Company since May 1992. Prior to that time, he held various offices with the Company since beginning employment with the Company in March 1988. From 1987 until he joined the Company in 1988, Mr. Chessin practiced law. Mr. Chessin is a member of the Board of Governors of the Car Care Council. Mr. Chessin is 36 years of age.

     Ira D. Jevotovsky has been Vice President-Human Resources and a Director of the Company since May 1992. From September 1989, when he joined the Company, to May 1992, he managed a region of the Company's operations. From September 1983 through September 1989, Mr. Jevotovsky was employed as a counselor and therapist by Student Assistant Services in Ardsley, New York. Mr. Jevotovsky is 42 years of age.

     Stephen B. Ashley has been a Director of the Company since May 1992. Effective January 1, 1997, Mr. Ashley is Chairman and Chief Executive Officer of the Ashley Group (related companies focused on management, brokerage, financing and investment in commercial and multi-family real- estate). Mr. Ashley served as Chairman and Chief Executive Officer of both Sibley Mortgage Corporation and Sibley Real Estate Services, Inc. from January 1991 to March 1996, at which time he resigned as Chief Executive Officer of Sibley Mortgage Corporation. Prior to 1991 he served as President and Chief Executive Officer of both corporations (or their predecessors-in-interest) since 1975. He is also a director of The Genesee Corporation, the Federal National Mortgage Association, Inc. (Fannie Mae) and Manning & Napier Fund, Inc. (an advisory firm to a family of mutual funds). Mr. Ashley is 57 years of age.

     E. Philip Saunders has been a director of the Company since May 1992. Mr. Saunders has been Chairman and Chief Executive Officer of Sugar Creek Corp. and its subsidiaries, W.W. Griffith Oil Co. (a petroleum distributor) and Sugar Creek Stores, Inc. (a convenience chain store operation) since 1977 and 1982, respectively. He has also been Chairman and Chief Executive Officer of Travel Ports of America, Inc. (a truck stop chain operation) since November 1987. Mr. Saunders previously served as a director of Truckstops of America, Inc. and of Ryder Systems, Inc. after that corporation acquired Truckstops of America, Inc. and as a director of Richardson Food Corporation (a distributor of dessert toppings and condiments). Mr. Saunders is 60 years of age.

Family Relationships

     Eli N. Futerman is the son of Michael Futerman.  Both Daniel
J. Chessin and Ira D. Jevotovsky are sons-in-law of Michael
Futerman. There are no other family relationships between any of the other directors or executive officers of the Company.

DIRECTORS MEETINGS AND BOARD COMMITTEES

     The Board of Directors of the Company met four times during the fiscal year ended September 30, 1997. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and Board committees on which they served during fiscal 1997.

     The standing committees of the Board of Directors consist of the Executive, Compensation, Audit and Retirement Committees.
The Board of Directors does not have a nominating committee.

     The Executive Committee members are Messrs. Michael Futerman, Eli N. Futerman and Robert I. Israel. The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except as limited by law. The Executive Committee did not hold any formal meetings during fiscal 1997.

     The Compensation Committee is comprised of Messrs. Michael Futerman, Eli N. Futerman, William A. Buckingham and Robert I. Israel. Mr. Buckingham was appointed by the Board of Directors is fiscal 1998. The function of the Compensation Committee is to make recommendations to the Board with respect to the salaries and other compensation for the executive officers and certain key employees of the Company and its subsidiaries. The Compensation Committee held one meeting during fiscal 1997.

     The Audit Committee members include Messrs. Ashley, Buckingham and Saunders. The Audit Committee is responsible for evaluating and approving annually the services performed by the Company's accountants as well as reviewing the Company's accounting practices and internal controls. The Audit Committee recommends to the Board the appointment of independent public accountants and reviews with representatives of the independent public accountants the scope of their examination, their fees, the results of their examination and any problems identified by the independent public accountants regarding internal controls, together with their recommendations. The Audit Committee met on two occasions during fiscal 1997.

     On November 8, 1996, the Board of Directors elected to assume responsibilities for the administration of the 1992 Stock
Option Plan. A standing committee no longer exists for this function.

     The Retirement Committee consists of Messrs. Michael
Futerman, Eli N. Futerman and Ira D. Jevotovsky.  The Retirement
Committee is authorized to make decisions relating to the Company's retirement plans. The Retirement Committee did not meet in fiscal 1997.

     The Company's non-employee directors are paid $1,000 for each Board meeting and $500 for each committee meeting attended and reimbursed for ordinary and necessary expenses incurred in connection with such meetings. Pursuant to the Company's 1993 Stock Option Plan for Non-Employee Directors, Messrs. Ashley, Israel, Saunders, and a former director, Gordon E. Forth, were each awarded on March 15, 1997 non-qualified stock options to purchase 1,000 shares of Common Stock at $7.50 per share. The exercise price for these options is based on the closing price of the Common Stock on the date the options were granted.

INFORMATION ABOUT EXECUTIVE OFFICERS

     The following table sets forth certain information about the Company's executive officers:


Name                Age  Position
Michael Futerman    70   Director and Chief Executive Officer
Eli N. Futerman     39   Director and President
Daniel J. Chessin   36   Director,  Executive Vice President and Secretary                         and Secretary
Ira D. Jevotovsky   42   Director and Vice President - Human Resources
David M. Appelbaum  45   Vice President - Direct Distribution
Daniel R. McDonald  47   Vice  President - General Counsel
Albert J. Van Erp   60   Vice President - Finance
Timothy Vergo       48   Vice President - Wholesale Operations


     David M. Appelbaum became Vice President - Direct Distribution in September 1994. Prior to joining the Company, Mr. Appelbaum served as President of Meisenzahl Auto Parts, Inc. and Regional Parts, Inc. since 1986 and 1979, respectively; both companies engage in the direct distribution of automotive aftermarket parts and were acquired by the Company on September 30, 1994. Mr. Appelbaum is 45 years of age.

          Daniel R. McDonald joined the Company as Vice President and General Counsel in July 1997. Prior to joining the Company, Mr. McDonald was Associate General Counsel of First Federal Savings and Loan Association of Rochester, which was headquartered in Rochester, New York. Before joining First Federal in April 1993, Mr. McDonald was engaged in private law practice. Mr. McDonald has also served as Vice-President and Deputy General Counsel of Goldome FSB and was previously a partner in the Buffalo law firm of Jaeckle, Fleischmann & Mugel. Mr. McDonald is 47 years of age.

     Albert J. Van Erp has been Vice President - Finance of the Company since May 1992. From December 1985 to May 1992, he served as Controller of the Company. Mr. Van Erp has over 35 years experience in corporate internal accounting. Mr. Van Erp is 60 years of age.

     Timothy Vergo has been Vice President - Wholesale Operations of the Company since May 1992. From August 1981 to May 1992, he served as Director of Operations of the Company. Mr. Vergo is 48 years of age.

     See Election of Directors above for information concerning the Company's other executive officers.

               AMENDMENT TO 1992 STOCK OPTION PLAN

                          PROPOSAL (2)

Between fiscal 1993 and 1997 the Company granted options to purchase an aggregate of 439,453 shares of the Company's Common Stock at prices varying from $8.00 to $13.50 per share, based upon the market price on the date of the grant. The lower market values for the stock which have prevailed have negated the incentive value of the options. The Board of Directors believes it would be in the best interests of the shareholders if the options were repriced in order to provide effective incentive to the non-Director option holders to exercise their options and more closely align their interests with those of the Company's shareholders. Accordingly, on December 1, 1997, the Board of Directors approved a reduction in the exercise price of certain options totaling 202,780 shares which were granted as set forth in the following table. The closing market value of the stock on December 1, 1997 was $6.25. It is noted that none of the options granted to Directors (including members of the Futerman family) are included in the reduction. Only options granted to 30 employees of the Company or its subsidiaries, including two of the most highly compensated executive officers, are affected. (The two executive officers, David M. Appelbaum, Vice President - Direct Distribution and Timothy Vergo, Vice President - Wholesale Operations, have an interest in the outcome of this proposal.
See "Options/SAR Grants in Last Fiscal Year" table below.) The reduction is conditioned upon approval of the amendment to the Company's 1992 Stock Option Plan setforth below by shareholders owning a majority of shares represented at the annual meeting.

STOCK OPTION RECAST PROPOSAL
DECEMBER 1, 1997


GRANT DATE   FISCAL     ORIGINAL    PROPOSED   PROJECTED   NUMBER OF
              YEAR       OPTION    REDUCTION     OPTION     SHARES
                         PRICE                   PRICE     AFFECTED*
 01/20/93     1993       12.50        25%       $  9.38     15,748
 10/28/93     1994       10.38        25%       $  7.79     51,633
 03/14/95     1995       13.50        25%       $ 10.13     49,103
 11/29/95     1996       10.38        15%       $  8.82     30,396
 11/1796      1997        8.00        15%       $  6.80     55,900

                                                 TOTAL      202,780



*Includes adjustments for 4% stock dividends where applicable.

All of the options are Non-Qualified Stock Options (as opposed to Incentive Stock Options which are intended to qualify under
Section 422 of the Internal Revenue Code). They were granted under the Company's 1992 Stock Option Plan which was approved by the shareholders. The Plan provides in Section 7.B. that the exercise price shall be not less than 100% of the Fair Market Value of the stock on the date the option is awarded. Thus, the proposed reduction in exercise price requires shareholder approval of the following restatement of Section 7.B. (new matter is underlined):

     "Section 7.B. Purchase Price. Each Incentive Stock Option will provide for an exercise price of not less than 100% of the Fair Market Value of the Stock (hereafter defined), on the date the option is awarded; provided that, in the event the option holder owns more than 10% of the combined voting power of all classes of stock of a parent or subsidiary of the Company at the time of such grant, then the purchase price will be not less than 110% of such Fair Market Value.

     The exercise price of each Non-Qualified Stock Option, however, may be less than the Fair Market Value of the Stock on the date the option is awarded, whether fixed at time of grant or thereafter repriced. The Fair Market Value of a share of Stock on any day shall be the reported closing price on the NASDAQ System or, if there is no such quote, then as determined by the Committee, but not less than par value."

Options which are exercised at prices less than Fair Market Value on the date of the grant will have a greater dilutive effect on shareholder equity than options granted the same day with an exercise price of not less than 100% of the Fair Market Value of the Stock on the date the option is awarded.

The Board of Directors does not intend to reprice options heretofore granted to its members. The Board of Directors has no present plan to issue additional options at less than Fair Market
Value, but will have the ability to do so if the proposal is approved.

Management recommends a vote FOR the proposal.


COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission reports of transactions in its Common Stock. The Company believes that during fiscal 1997, Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with by all such persons.

EXECUTIVE COMPENSATION
     The summary compensation table below sets forth the compensation paid or accrued for services rendered in all capacities to the Company during the last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers during fiscal 1997.



Summary Compensation Table
                 Annual Compensation           Long-Term
                                              Compensation
Name and Principal   Fiscal Salary  Bonus  Securities Underlying
Position             Year   ($)     ($)    Options/SARs (#) <F2>
                           <F1>

Michael Futerman      1997 353,824
Chief Executive       1996 336,921  60,000
Officer               1995 327,338

Eli N. Futerman       1997 307,693
President             1996 292,847  40,000
                      1995 284,425               140,608

Daniel J. Chessin     1997 128,197                12,480
Executive Vice        1996 117,377  25,000         6,490
President             1995 110,911                11,249

David M. Appelbaum    1997 134,873  43,768        20,400
Vice President        1996 128,561  61,907         5,408
Direct Distribution   1995 125,974  46,750         8,436

Timothy Vergo         1997 135,899  36,000        20,400
Vice President        1996 129,453  40,000         5,408
Wholesale Operations  1995 119,404  30,000         8,436

<F1> Includes portion of salary deferred under the
     Company's 401(k) Profit Sharing and Savings Plan.
<F2> Options granted during fiscal 1997, fiscal 1996 and
     fiscal 1995 have been restated to reflect a 4% stock dividend approved by the Board of Directors on March 15, 1995, 1996 and 1997 to holders of record on April 10, 1995, 1996 and 1997 and distributed on May 1, 1995, 1996 and 1997 respectively.



Summary Compensation Table
                                    Long-Term Compensation

Name and Principal Position Fiscal   All Other Compensations ($)
                            Year     <F3> <F4>

Michael Futerman               1997         53,425 <F5>
Chief Executive Officer        1996         53,283 <F5>
                               1995         52,861 <F5>

Eli N. Futerman                1997         32,655 <F6>
President                      1996         32,551 <F6>
                               1995         28,524 <F6>

Daniel J. Chessin              1997          2,890
Executive Vice President       1996          2,777
                               1995          2,312

David M. Appelbaum             1997          1,671
Vice President                 1996          1,999
Direct Distribution            1995          1,795

Timothy Vergo                  1997          2,306
Vice President                 1996          2,094
Wholesale Operations           1995          1,658

<F3> Includes the aggregate value of the Company's
     matching contribution during fiscal 1997 to the Company's
     401(k) Profit Sharing and Savings Plan.
     During the 1997 fiscal year, the Company made matching contributions in the following amounts to the accounts of the following executive officers: Michael
     Futerman, $1,425; Eli N. Futerman, $1,365; David M.
     Appelbaum, $471; Daniel J. Chessin, $1,365; and Timothy Vergo,
     $1,223.
<F4> Includes premiums paid by the Company during fiscal 1997 on insurance policies on the lives of the executive officers named in the table. The Company is the owner and beneficiary of such insurance policies that were purchased in connection with the non-qualified selective incentive plan provided by the Company which provides for certain retirement or death benefits to the officers or their designated beneficiaries.
     During fiscal 1997, the Company made premium payments in the following amounts for such insurance policies on the lives of the following executive officers:
     Eli N. Futerman, $2,206; David M. Appelbaum, $1,200; Daniel
     J. Chessin, $1,525; and Timothy Vergo, $1,083.
<F5> Includes $52,000 that the Company accrued under a
     deferred compensation agreement entered into by the Company with Mr. Futerman in November, 1992, which provides for the payment to Mr. Futerman or his designees of 15 annual payments of $50,000 each after his retirement from the Company.
<F6> Includes $29,093 of premiums paid by the Company during fiscal 1997 on four insurance policies owned by, and on the life of, Mr. Futerman, which have a total death benefit of approximately $2,525,000 and under which Mr. Futerman has the discretion to designate the beneficiary or beneficiaries.



OPTIONS GRANTS IN FISCAL 1997

     The following table sets forth stock options granted during fiscal 1997, to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during such fiscal year.


Option/SAR Grants in Last Fiscal Year

Individual Grants
        (a)              (b)        (c)       (d)       (e)
        Name         Number of    % of       Exercise  Expiration
                                  Total
                     Securities   Options/   or Base   Date
                     Underlying   SARs       Price
                     Options/     Granted    ($/sh)
                                  to
                     SARs         Employees  <F2>
                     Granted (#)  in Fiscal
                     <F1>         Year
Mike Futerman
Chief Executive
Officer

Eli N. Futerman
President

Daniel J. Chessin         12,480    16.72%   8.00     11/7/06 <F3>
Executive Vice
President

David M. Appelbaum        10,400    13.94%   6.80 <F5> 11/7/06 <F3>
Vice President            10,000    19.05%   6.00       9/22/07 <F3>
Direct Distribution

Timothy Vergo             10,400    13.94%   6.80 <F5> 11/7/06 <F3>
Vice President            10,000    19.05%   6.00       9/22/07 <F3>
Wholesale Operations

    <F1> Each option shown in the table was granted under the Company's
         1992 Plan. Each option becomes exercisable in equal ratable installments over three years, commencing one year after the grant date. The options permit the exercise price to be paid, in whole or in part, by cash, surrender to the Company of already-owned Common
         Stock or "in-the-money" exercisable options for the Common Stock. Under the option grants, the Company will grant a reload option for the amount of shares of Common Stock so surrendered, subject to sufficient shares being available under the 1992 Plan. The option grants which expire on November 7, 2006 have been adjusted for a 4% stock dividend which was authorized by the Board of Directors on March 15, 1997 and was distributed on May 1, 1997.
    <F2> The exercise price for grants to Messrs. Appelbaum, Chessin and
         Vergo were at the closing price of the Common Stock on the date of the grant.
    <F3> These options were granted for a term of no grater than ten years subject to earlier termination upon the occurrence of certain events related to termination of employment.
    <F5> Exercise Price and Potential Realizble Value give effect to assumed and Potential Realizable Value give effect to assumed
         Stockholder approval of Proposal 2 as if it occurred on the grant date. If such approval is not granted, the Exercise Price will remain $8.00 and the Potential Realizable Value will remain $52,332 at 5% appreciation and $132,621 at 10% appreciation.




Option/SAR Grants in Last Fiscal Year

Individual Grants              Potential
                            Realizable Value
                                   at
                             Assumed Annual
                                Rates of
                              Stock Price
                            Appreciation for
           (a)              Option Terms ($)
                                  <F4>
           Name                  5% ($)            10% ($)
Michael Futerman
Chief Executive Officer

Eli N. Futerman
President

Daniel J. Chessin                62,799            159,145
Executive Vice President

David M. Appelbaum               64,813            145,101
Vice President                   37,740             95,624
Direct Distribution

Timothy Vergo                    64,813            145,101
Vice President                   37,740             95,624
Wholesale Operations

 <F4> Under the Securities  and Exchange Commission's rules and regulations, companies are required to show hypothetical "option spreads" that would result from assumed appreciation of the underlying securities of awarded options during their respective terms. The "option spread" shown is based on assumed annual compound stock appreciation rates of 5% and 10%, respectively, during the entire term of the options. The ultimate option spread, however, will depend on the market value of the Common Stock at a future date, which may or may not correspond to such hypothetical appreciation.



OPTION EXERCISES IN FISCAL 1997

The following table sets forth stock options exercised by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1997, and the number and value of all unexercised options at September 30, 1997.


 Aggregated Options/SAR  Exercises in the Last Fiscal Year and
 Fiscal Year-End Option/SAR  Values

                                 Number of
                                 Securities
                                 Underlying      Value of
                                 Unexercised     Unexercised In-
               Shares            Options/SARs    The-Money
                                                 Options/
               Acquired          at Fiscal       SARs Fiscal
               on        Value   Year-End 1997   Year-End 1997
               Exercise  Realized Exercisable    Exercisable
Name           (#)       ($)     Unexercisable   Unexercisable
                                             <F1>
Michael
Futerman
Chief
Executive
Officer

Eli N.
Futerman
President                             187,291

Daniel J.
Chessin
Executive Vice
President                              40,596            20,556

David M.
Appelbaum
Vice President
Direct
Distribution                            7,427            26,817

Timothy Vergo
Vice President
Wholesale
Operations                             24,300            26,817

  <F1> An "in-the-money" stock option is an option for which the market price on September 30, 1997, of the Company's
       Common Stock underlying the option exceeds the options exercise price. As of September 30, 1997, the market price of the Company's Common Stock was $6.00. The exercise price of the options disclosed in the above table including those affected by Proposition 2 above, if approved, in all cases equaled or exceeded the market price of the Company's Common Stock on that date.



REPORT ON EXECUTIVE MANAGEMENT COMPENSATION
     The Company's goals for the compensation of its executive management are to compensate fairly for a job well done and to retain key employees while providing them with proper motivation to maximize shareholder value. The Company's executive compensation program consists of three principal elements: (1) base salary, (2) annual bonuses, which reward for overall Company performance and individual performance, and (3) options awarded under the Company's 1992 Stock Option Plan, which also reward and provide long-term incentives that are intended to align the interests of option recipients with those of shareholders.

     The Compensation Committee annually recommends to the Board of Directors the salary and bonuses to be paid to the Company's Chief Executive Officer and other members of executive management. The Compensation Committee's salary and bonus recommendations for such persons are generally based on a subjective assessment of the performance of the Company and the executive management member under consideration as well as the executive's particular experience and level of responsibility. The Committee does not use any specific criteria for measurement of corporate performance or weight in a formalized manner any of the various factors which it considers. The Board members vote on the Committee's recommendations (except with respect to salary and bonuses proposed for them) in light of their own experiences and familiarities with compensation practices. In fiscal 1997, all recommendations of the Compensation Committee were approved by the Board.

     The Board of Directors is responsible for awarding options under and otherwise administering the Company's 1992 Plan. During fiscal 1997, the Board of Directors awarded options under the 1992 Plan to executive management members and certain key employees for the purchase of up to 141,430 (adjusted for the 4% 1997 stock dividend) shares of Common Stock. The Board of Directors based the amount of such awards on the subjective determination of the members as to the past contribution and potential contribution of the option recipients to the Company's overall success, without particular emphasis on either such component. In determining the award of options during fiscal 1997, the Board of Directors did not take into account options already held by option recipients.

     Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, unless specified requirements are met. The Compensation Committee has carefully considered the impact of this provision in the Tax Law. At this time, it is the Committee's intention to continue to compensate all officers based on overall performance.

     The Committee expects that most, if not all, compensation paid to officers will qualify as a tax deductible expense.
However, it is possible that at some point in the future circumstances may cause the Committee to authorize compensation that is not deductible.

     Respectfully submitted,

January 30, 1998    Michael Futerman*   Eli N. Futerman*
                    Daniel J. Chessin   Ira D. Jevotovsky
                    Stephen B. Ashley   William A. Buckingham*
                    Robert I. Israel*   E. Philip Saunders
* Compensation Committee Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the Compensation Committee was comprised of Messrs. Michael Futerman, Eli N. Futerman and Mr. Robert I. Israel. Mr. Michael Futerman is the Company's Chief Executive Officer and Mr. Eli N. Futerman is the Company's President. Mr. Robert I. Israel is a Managing Director of the Investment Banking firm which follows the Company's progress and periodically provides investment banking services to the Company.

PERFORMANCE GRAPH

The Performance Graph shown below compares the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the total return on the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) and the Motor Vehicle New Parts Supply and Wholesale Industry peer group constructed by the Company. The comparison of total return assumes that a fixed investment of $100 was invested on January 20, 1993, in the Company's Common Stock and in the foregoing index and peer group and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.



           Comparison of Cumulative Total Return <F1>
                    TOTAL SHAREHOLDERS RETURN


               Base Period    Return    Return    Return    Return    Return
                 1/20/93       9/93      9/94      9/95      9/96      9/97

Hahn Automotive   100.00       88.00    123.00     58.24     69.22     53.99
Whs. Inc.

NASDAQ            100.00      109.26    109.54    150.81    178.97    245.63

Peer Group        100.00      130.41    139.03    158.49    177.40    182.12



[FN]
<F1> The component issuers of the Motor Vehicle new Parts Supply and Wholesale Industry Group shown above included: ICIS Management Group (f/k/a Altier Sales Co., Inc.), Amalgamated Automotive Industries, APS Holding Corp., Capital Industries, Inc., Coast Distributor Systems, Inc., Custom Chrome, Inc., Genuine Auto Parts Company, Hahn Automotive Warehouse, Inc., Oakhurst Co., Inc. (f/k/a Oakhurst Capital Inc.) and Republic Automotive Parts. The returns of the component issuers have been weighted according to their respective market capitalizations as of the beginning of each period for which a return is indicated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning each group or person known to the Company who beneficially owned in excess of 5% of the Company's outstanding
Common Stock at December 31, 1997.


Name and Address of  Amount and Nature of
Beneficial Owner     Beneficial Ownership  Percent of Class <F1>
Michael and Sara
Futerman
415 West Main Street
Rochester, NY 14608    2,220,667 <F2>              46.8%

Eli N. Futerman
415 West Main Street
Rochester, NY 14608      450,905 <F3>               9.1%

Morgan Stanley & Co.,
Inc.
NSCC 55 Water Street
Plaza Level South Bldg.   359,439<F4>               7.6%
New York, NY  10041

JSC, Inc.
200 C Baynard Bldg.
3411 Silverside Pool
Wilmington, DE 19810     292,464 <F5>               6.2%

David M. Appelbaum
415 West Main Street
Rochester, NY 14608      258,694 <F6>               5.4%

<F1> The percentages in this column have been calculated on the bases of the 4,745,014 shares outstanding on December 31, 1997, plus the number of shares of Common Stock deemed outstanding pursuant to the Securities and Exchange Commission Rule 13d-3(d)(1).
<F2> Michael Futerman is the record owner of 2,040,707 shares and
Sara Futerman is the record owner of 179,960 shares. Mr. and Mrs. Futerman disclaim beneficial ownership over all shares not held of record by them in their respective names.
<F3> Includes 16,482 shares owned by Mr. Futerman's immediate family and 187,291 shares which may be purchased by Mr. Futerman pursuant to stock options that are currently exercisable or become exercisable within 60 days from December 31, 1997. Mr. Futerman disclaims beneficial ownership of shares not held of record by him.
<F4> As reported by American Stock Transfer & Trust Company, the
Company's transfer agent.
<F5> This information is based solely on a Schedule 13D dated
November 27, 1996, relating to the Common Stock filed by JSC, Inc. with the Securities and Exchange Commission plus a 4% stock dividend authorized by the Board of Directors on March 15, 1997 to holders of record on April 10, 1997 and distributed on May 1, 1997.
<F6>Includes 12,696 shares which may be purchased by Mr.
Appelbaum pursuant to stock options that are currently exercisable or become exercisable within 60 days from December 31, 1997.


SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned at December 31, 1997 by each director, each nominee for director, each executive officer named in the summary Compensation Table and by all directors and officers of the Company as a group.


                                   Amount and
                                   Nature of
                                   Beneficial     Percent of
Director, Nominee or Group         Ownership <F1> Class <F8>
Mike Futerman, Chief Executive
Officer and Director               2,220,667 <F2>     46.8

Eli N. Futerman, President and
Director                             450,905 <F3>      9.1

Daniel J. Chessin, Executive Vice
President, Secretary and Director    132,561 <F4>      2.8

Ira D. Jevotovsky, Vice President
Human Resources and Director          98,857 <F5>      2.1

Stephen B. Ashley, Director            7,212 <F6>       *

William A. Buckingham, Director         ---             *

Robert I. Israel, Director             9,547 <F6>       *

E. Philip Saunders, Director           5,611 <F6>       *

David M. Appelbaum, Vice President
Direct Distribution                  258,694 <F6>      5.4

Timothy Vergo, Vice President
Wholesale Operations                  29,569 <F6>       *

All Directors and Executive
Officers of the Company as a Group
(12 persons)                       3,252,319 <F7>     63.9

 * Indicates the number of shares constitutes less than 1% of the outstanding Common Stock.

 <F1> Each director, nominee and executive officer in the above table possesses sole voting and sole investment power with respect to the shares owned by him except for such shares as to which beneficial ownership is disclaimed in a footnote.
 <F2> Includes 179,960 shares owned of record by members of Mr.
      Futerman's spouse. Mr. Futerman disclaims beneficial ownership over the shares held by his spouse.
 <F3> Includes 16,482 shares owned of record by members of Mr.
      Futerman's immediate family and 187,291 shares which may be purchased by Mr. Futerman pursuant to stock options that are currently exercisable or become exercisable within 60 days of December 31, 1997. Mr. Futerman disclaims beneficial ownership over all shares owned by his immediate family members.
 <F4> Includes 77,899 shares owned of record by members of Mr.
      Chessin's immediate family and 46,919 shares which may be purchased by Mr. Chessin pursuant to stock options that are currently exercisable or become exercisable within 60 days of December 31, 1997. Mr. Chessin disclaims beneficial ownership over all shares owned by his immediate family members.
 <F5> Includes 71,151 shares owned of record of Mr. Jevotovsky's immediate family and 24,462 shares which may be purchased by Mr. Jevotovsky pursuant to stock options that are currently exercisable or become exercisable within 60 days of December 31, 1997. Mr. Jevotovsky disclaims beneficial ownership over all shares owned by his immediately family members.
 <F6> Includes shares issuable upon exercise of stock options presently exercisable or which become exercisable within 60 days from December 31, 1997 as follows: Stephen B. Ashley, 5,611 shares; Robert I. Israel, 5,611 shares; E. Philip Saunders,5,611 shares; David M. Appelbaum, 12,696 shares; Timothy Vergo
      29,569 shares.
 <F7> Includes 346,472 shares issuable upon exercise of stock options presently exercisable or which become exercisable within 60 days of December 31, 1997.
 <F8> The percentages in this column have been calculated on the basis of the 4,745,014 shares outstanding on December 31, 1997, plus the number of shares of Common Stock deemed outstanding pursuant to Securities and Exchange Commission Rule 13d-3(d)(1).


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of September 30, 1997, the Company leased from Michael Futerman, Eli N. Futerman, Daniel J. Chessin and Ira D. Jevotovsky and their wives or partnerships, corporations or trusts in which such persons have interest, 12 of its 21 distribution center sites and 34 of its 83 Advantage Auto Stores sites. (Michael Futerman is the Company's Chief Executive Officer and director and a greater than 5% beneficial owner of Common Stock; Eli N. Futerman is the Company's President, a director and a greater than 5% beneficial owner of Common Stock; Daniel J. Chessin is the Company's Executive Vice President, Secretary and a director; Ira D. Jevotovsky is the Company's Vice President-Human Resources and a director.) The approximate total gross distribution center space under such leases was 345,300 square feet. The approximate aggregate store space under such leases was 168,278 square feet. All such leases provide for security deposits equal to one month's rent, annual base rental increases equal to the annual increase in a specified Consumer Price Index ("CPI") applied to the preceding year's base rent, and for the Company to pay insurance, real property taxes, utilities and to perform all maintenance and repairs. In fiscal 1997, the Company paid approximately $1,637,500 as base rental for all distribution centers and store properties under such related party leases. As of September 30, 1997, the total base rentals payable under all such distribution center and store leases through the end of their respective terms was approximately $4.3 million, subject to CPI-based increases described above. Some of the aforementioned leases have been capitalized. These rental figures are total rents for all such leases, including amounts representing interest under those leases which have been capitalized. The Company believes that these related party distribution center and Advantage Auto Store leases taken as a whole are no less favorable to the Company than leases which could have been obtained from third parties dealing at arm's length.

     The Company leases certain computer equipment from Eli N.
Futerman. The aggregate rentals payable under this lease in fiscal 1997 were approximately $42,000. Total rentals payable through the end of the computer leases term is $21,000.

     As of September 30, 1997, the Company's wholly-owned subsidiary Meisenzahl Auto Parts, Inc. ("Meisenzahl"), leased two locations from David M. Appelbaum. (Mr. Appelbaum is the Company's Vice President-Direct Distribution.) The total gross space under such leases is approximately 45,000 square feet.
Both leases require the Company to pay insurance, real property
taxes, utilities and to perform all maintenance and repairs.   As
of September 30, 1997, the total base rentals payable under both leases through the end of their respective terms was approximately $1.8 million or approximately $250,000 annually. The Company believes that these leases taken as a whole are no less favorable to Meisenzahl than leases which could have been obtained from third parties dealing at arm's length.

     Meisenzahl is liable under guarantees in favor of the holder of first priority mortgages covering the property leased from Mr. Appelbaum pursuant to which approximately $1.7 million in the aggregate was outstanding as of September 30, 1997. Mr. Appelbaum agreed to indemnify, defend and hold harmless the Company from any losses which arise from or are related to such guarantees.

     By an Agreement dated August 14, 1995, the Company entered into a split-dollar arrangement with a Trust established by Eli
N. Futerman of which Fleet Trust Company is the Trustee.
Pursuant to the Agreement, the Company pays a portion of the annual premium on an insurance policy held in the Trust. The policy is a single life policy payable upon the death of Mr. Futerman. The face value of the policy is $1 million. Pursuant to the terms of the Trust, Mr. Futerman's wife will receive the proceeds of the policy (less reimbursement to the Company for premiums) if she survives her husband. The amount of all premiums paid by the Company constitutes indebtedness from the Trust to the Company. Upon termination of the Agreement, the Company is entitled to receive from the Trust the amount equal to
the premiums it has paid.   The Company paid $14,008 of premiums
during the 1997 fiscal year in connection with this arrangement. Mr. Futerman acquired this policy during fiscal year 1994.

     By an Agreement dated January 18, 1996, the Company entered into a split-dollar arrangement with a Trust established by Daniel J. Chessin of which Fleet Trust Company is the Trustee. Pursuant to the Agreement, the Company pays a portion of the annual premium on an insurance policy held in the Trust. The policy is a single life policy payable upon the death of Mr. Chessin. The face value of the policy is $1 million. Pursuant to the terms of the Trust, Mr. Chessin's wife will receive the proceeds of the policy (less reimbursement to the Company for premiums) if she survives her husband. The amount of all premiums paid by the Company constitutes indebtedness from the Trust to the Company. Upon termination of the Agreement, the Company is entitled to receive from the Trust the amount equal to
the premiums it has paid.   The Company paid $11,851 of premiums
during the 1997 fiscal year in connection with this agreement. Mr. Chessin acquired this policy during fiscal year 1994.

     In February 1996, Michael Futerman and Eli N. Futerman advanced $2.5 million to the Company. The Company repaid $350,000 of this debt and exchanged five-year subordinated notes for the demand notes representing the $2,150,000 principal balance of this debt. The Futermans' subordinated notes bear interest at the rate of 12% per annum. Interest is payable monthly. The notes are redeemable at the option of the Company, in whole or part, at any time, subject to a subordination agreement with the Company's lender, Fleet Capital Corporation. The notes are payable in 50 equal monthly principal payments which commenced January 1, 1997, and continue through and including February 1, 2001. In the event that the Company's net income is $4,141,000 or greater in any fiscal year, then the Company must make a principal prepayment on the notes equal to 19.186% of its net income in excess of such amount, provided the Company is not in default under the credit facility with Fleet Capital Corporation. The Futermans' notes are unsecured and subordinate to all of the Company's indebtedness to Fleet Capital Corporation.

     Robert I. Israel, a Director of the Company, is a Managing
Director of Schroder, Incorporated, which periodically provides investment banking services to the Company.

SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has not, as of the date hereof, selected independent auditors for the fiscal year ending September 30, 1998. Coopers & Lybrand L.L.P. audited the Company's financial statements for the 1997 fiscal year and has performed such services since 1988. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Company's management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described above. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the proxy on such matters in accordance with their best judgment.

     The cost of solicitation of proxies in connection with the Annual Meeting will be paid by the Company. In addition to solicitation by use of mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit Proxies personally or by telephone, telegraph or cable. The Company will reimburse any banks, brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation material to the beneficial owners of the Common Stock held by them.

PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy statement and form of proxy for the next Annual Meeting of Shareholders must be received by the Company at its executive offices on or before November 15, 1998.




                         Daniel J. Chessin,
                         Director, Executive Vice President
                         and Secretary


Rochester, New York
January 30, 1998